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                                                                    Exhibit 21.1


                     SUBSIDIARIES OF R. G. BARRY CORPORATION


                                                     State or Other Jurisdiction
                                                         of Incorporation or
Name                                                         Organization
----                                                 ---------------------------
R. G. Barry International, Inc.                              Ohio
Barry de Mexico, S.A. de C.V.                                Mexico
R.G.B., Inc.                                                 Ohio
Barry de Acuna, S.A. de C.V.                                 Mexico
Barry de Zacatecas, S.A. de C.V.                             Mexico
Vesture Corporation                                          North Carolina
ThermaStor Technologies, Ltd., LLC (1)                       Ohio
R. G. Barry (Texas) LP  (2)                                  Texas
Barry de la Republica Dominicana,                            Dominican Republic
  S.A. de C.V.
R. G. Barry Holdings, Inc.                                   Ohio
R. G. Barry (France) Holdings, Inc.                          Ohio
Escapade, S.A.  (3)                                          France
     Fargeot et Compagnie, S.A.  (4)                         France
         Michel Fargeot, S.A.  (5)                           France

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(1)  Each of R. G. Barry Corporation and Vesture Corporation owns a 50% interest as a member.

(2) R.G.B., Inc. holds 99% interest as limited partner and R. G. Barry Corporation holds 1% interest as general partner.

(3)  R. G. Barry Corporation holds 80% of outstanding stock.

(4)  Wholly-owned subsidiary of Escapade, S.A.

(5)  Wholly-owned subsidiary of Fargeot et Compagnie, S.A.